Exhibit 23.1


The Board of Directors
Cadence Resources Corporation
Walla Walla, Washington



                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated January 9, 2003 except for Notes 8 and 17, which are dated January 20, 2003, on the financial statements of Cadence Resources Corporation as of September 30, 2002 and 2001 and the periods then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.


/s/ Williams & Webster, P. S.

Williams & Webster, P.S.
Spokane, Washington

October 30, 2003